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                                                                    EXHIBIT 10-2

                            BASE GAS LEASE AGREEMENT

         This Base Gas Lease Agreement ("Lease Agreement") is entered into this 9th day of January, 2002 by and between NJR Energy Services Company ("NJRES"), a New Jersey corporation, and Central New York Oil And Gas Company, LLC ("CNYOG"), a New York limited liability company.

         WHEREAS, CNYOG owns and operates an interstate natural gas storage facility known as the Stagecoach Natural Gas Storage Facility located in Tioga County, New York ("Stagecoach"); and

         WHEREAS, CNYOG may need to maintain a certain minimum quantity of natural gas, hereinafter referred to as "base gas," to enable CNYOG to operate Stagecoach; and

         WHEREAS, NJRES owns or controls supplies of natural gas and is willing to lease a certain quantity of such natural gas to CNYOG for use as base gas, on the terms and conditions set forth herein; and

         WHEREAS, in consideration for such lease of natural gas by NJRES, CNYOG is willing to enter into an interruptible service agreement with NJRES under its Rate Schedule ISS at the minimum rates legally permissible and on such other terms and conditions as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and the mutual benefits to be realized by the parties, NJRES and CNYOG agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 Unless otherwise defined in this Lease Agreement, all capitalized terms used herein shall have the same definitions as set forth in the FERC Gas Tariff Original Volume No. 1 of Central New York Oil And Gas Company, LLC filed with the Federal Energy Regulatory Commission, effective December 1, 2001, as it may be supplemented and amended from time to time ("CNYOG Tariff").


                                   ARTICLE II
                                      TERM

2.1 This Lease Agreement shall be effective from the date first above written, and shall continue for a primary term of ten (10) years, which term shall automatically be extended for additional periods of one year unless terminated by either party


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         upon the provision of not less than thirty (30) days written notice to the other prior to the expiration of any such term. Notwithstanding the foregoing, this Lease Agreement shall terminate automatically in the event that that certain Amended and Restated Natural Gas Storage Marketing and Management Agreement executed by and between NJRES and eCORP Marketing, LLC as of January 9, 2002 ("M&M Agreement") is terminated for any reason, and the effective date of the termination of this Lease Agreement shall be deemed the same date as the effective date of the termination of the M&M Agreement. In addition, (i) CNYOG shall have the right to terminate this Lease Agreement at any time by sending NJRES at least thirty (30) days advance written notice of termination, and (ii) NJRES shall have the right to terminate this Agreement in the event of a CNYOG Default (as hereinafter defined) that continues beyond any applicable cure period. The parties hereto hereby retain any and all other remedies available at law or in equity. As used herein, the term "CNYOG Default Event" shall mean any of the following events:

         (a) if CNYOG shall fail to comply with any provision of this Lease Agreement; provided, however, such failure to comply shall not constitute a CNYOG Default Event if such failure is remedied within twenty (20) days of written notice by NJRES of such failure; or

         (b) CNYOG shall (i) execute an assignment for the benefit of its creditors, (ii) become or be adjudicated a bankrupt or insolvent, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) apply for or consent to the appointment of a conservator, receiver, trustee, or liquidator of it or of all or a substantial part of its assets, (v) file a voluntary petition seeking reorganization or an arrangement with creditors, or to take advantage of or seek any other relief under any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect ("Debtor Relief Laws"), (vi) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any proceeding under any Debtor Relief Laws, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof; or

         (c) (i) an order, judgment, or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of CNYOG or appointing a conservator, receiver, trustee, or liquidator of CNYOG or of all or any substantial part of any such company's assets, and such order, judgment, or decree is not permanently stayed or reversed within ninety
                  (90) days after the entry thereof, or (ii) a petition is filed against CNYOG seeking reorganization, an arrangement with creditors, or any other relief under any Debtor Relief Laws, and such petition is not discharged within ninety (90) days after the filing thereof.


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2.2      Notwithstanding the foregoing Section 2.1, in the event of the termination of this Lease Agreement, all provisions of this Lease Agreement necessary to fulfill the rights and obligations of the parties hereto (including, but not limited to, the withdrawal and return of all natural gas leased hereunder and the satisfaction of all payment and indemnification obligations) shall survive until such rights and obligations have been fulfilled or waived.

                                   ARTICLE III
                                LEASE OF BASE GAS

3.1 NJRES hereby agrees to lease to CNYOG 2,000,000 dekatherms ("dt") of natural gas for use by CNYOG as base gas for Stagecoach. Such leased natural gas shall be referred to herein as "NJRES Base Gas."

3.2 NJRES shall deliver the NJRES Base Gas to the Point of Injection/Withdrawal at such rates of injection as are mutually agreed by the parties; provided, however, that the parties shall use commercially reasonable efforts to complete the delivery and injection of such NJRES Base Gas by June 30, 2002.

3.3 CNYOG shall reimburse NJRES for all transportation charges incurred by NJRES to transport the NJRES Base Gas from Tennessee Gas Pipeline Company's Station 319 to the Point of Injection/Withdrawal.

3.4 NJRES shall deliver to CNYOG gas for use as NJRES Base Gas to which it has good and merchantable title and which is free and clear of all liens, encumbrances and claims. Title to the NJRES Base Gas shall at all times remain with NJRES. CNYOG shall at all times acknowledge NJRES's ownership of the NJRES Base Gas while such gas is in CNYOG's possession and control and CNYOG shall not, directly or indirectly, create, incur, assume or suffer to exist any liens, encumbrances or claims with respect to any NJRES Base Gas while such gas is in CNYOG's possession and control.

3.5 In lieu of a cash lease payment, CNYOG shall be obligated to enter into a service agreement with NJRES under its Rate Schedule ISS on the terms and conditions set forth in Article VII below.

3.6 CNYOG acknowledges and agrees that the NJRES Base Gas is leased, to be delivered and to be held for the sole purpose of serving as base gas at Stagecoach and shall use such gas for no other purpose without the express written consent of NJRES.


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                                   ARTICLE IV
                          WITHDRAWAL OF NJRES BASE GAS

4.1 NJRES shall have no right to withdraw any NJRES Base Gas from Stagecoach while this Lease Agreement remains in effect.

4.2 Upon termination of this Lease Agreement pursuant to Article II, CNYOG shall, at the election of NJRES, (i) redeliver the NJRES Base Gas to NJRES at the Point of Injection/Withdrawal at daily rates and times within the ability of CNYOG to tender for delivery and NJRES to receive over a mutually agreeable period of up to eighteen (18) months (or such longer period consistent with the applicable requirements of the CNYOG Tariff as may be required by NJRES to accept such gas for redelivery), and/or (ii) transfer (at no cost to NJRES) any or all of the NJRES Base Gas then in storage to the account of NJRES under any then existing NJRES FSS Service Agreement or ISS Service Agreement, so long as such transfer does not exceed the receiving party's Maximum Storage Quantity. As an alternative to the foregoing, by mutual agreement of the parties, NJRES may sell such NJRES Base Gas to CNYOG at a price to be negotiated.

                                    ARTICLE V
                                RATES AND CHARGES

5.1 CNYOG shall assess no charges against NJRES with respect to the injection, withdrawal, or storage of the NJRES Base Gas.

5.2 CNYOG shall be responsible for the payment of all taxes (including federal, state and local taxes, sales, gross receipts, use, ad valorem, value-added, excise, and real and personal taxes, and penalties, additions and interest with respect thereto), assessments, and fees (including license, registration, filing and recording fees) (all of the foregoing shall be referred to herein as "Impositions") associated with the NJRES Base Gas applicable to any period during the term of this Lease Agreement, and CNYOG agrees to pay, and indemnify and hold harmless NJRES from and against, all such Impositions.

                                   ARTICLE VI
            POSSESSION AND CONTROL, RISK OF LOSS, AND INDEMNIFICATION

6.1 As between the parties hereto, CNYOG shall be deemed to be in exclusive control and possession of the NJRES Base Gas from the time it is received by CNYOG from NJRES at the Point of Injection/Withdrawal until the time it is delivered from CNYOG to NJRES at the Point of Injection/Withdrawal; at all other times, NJRES shall be deemed to be in exclusive control and possession of such gas. As between them, the party in control and possession of the NJRES Base Gas shall bear all risk of loss with respect to all or any portion of such gas and be


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         responsible for any damage or injury caused thereby while the NJRES
         Base Gas is in CNYOG's possession and control.

6.2 CNYOG assumes all liability for and shall indemnify, defend and hold harmless NJRES and its successors, assigns, officers, directors, agents and employees from and against any and all losses, damages, liabilities, injuries, costs and expenses (including without limitation attorneys' fees) due to or arising out of any claims, including injury to and death of persons, arising from any act or incident related to Stagecoach while the NJRES Base Gas is in CNYOG's control and possession.

6.3 CNYOG shall, at all times, maintain with respect to all gas stored from time to time in Stagecoach, including the NJRES Base Gas, insurance against loss in an amount not less than thirty million dollars ($30,000,000). Any such policy of insurance shall name NJRES as an additional insured and shall insure NJRES regardless of any breach or violation of any warranty, declaration or condition contained in such policies by CNYOG. Upon request of NJRES, CNYOG shall furnish certificates of insurance with respect to such insurance to NJRES for inspection.

                                   ARTICLE VII
                              ISS SERVICE AGREEMENT

7.1 CNYOG hereby agrees to enter into an interruptible storage, injection and withdrawal service agreement with NJRES pursuant to its Rate
         Schedule ISS ("ISS Service Agreement"). Such ISS Service Agreement shall be generally consistent with the Form of ISS Service Agreement set forth in the CNYOG Tariff, and it shall have the following terms and conditions:

         a.       the Maximum Storage Quantity shall be 3,000,000 dt;

         b.       the Maximum Daily Injection Quantity shall be 150,000 dt;

         c.       the Maximum Daily Withdrawal Quantity shall be 300,000 dt;

         d. the only applicable rates and charges shall be the Annual Charge Assessment and the Electric Power and Use/Loss rates; provided, however, that such rates and charges shall apply only to the extent they are unavoidable pursuant to the CNYOG Tariff; and

         e. the term shall be for a primary term of ten (10) years, which term shall be extended on a year-to-year basis unless terminated by either party upon the provision of fifteen (15) months' prior written notice to the other.


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                                  ARTICLE VIII
                           NOTICES AND COMMUNICATIONS

8.1 All notices and other written communications between the parties shall be sent by any of the following methods: (i) Certified U.S. Mail, postage prepaid with return receipt requested; or (ii) prepaid delivery service with receipt confirmed by the carrier; or (iii) facsimile transmission with receipt confirmed by the sender's machine; or (iv) delivery in person. Any communication not specifically required to be in writing may also be sent by electronic data exchange upon mutual agreement of the parties.

8.2 The contact information for communicating with a party shall be as follows:

         For CNYOG:                               With a copy to:

         Central New York Oil And                 Central New York Oil And
         Gas Company, LLC                         Gas Company, LLC
         10,000 Memorial Drive                    211 North Robinson, Suite 1510
         Suite 530                                One Leadership Square
         Houston, TX 77002                        Oklahoma City, OK 73102-7101
         Attention: Chief Operating Officer       Attention: General Counsel
         FAX: 713-526-2363                        FAX: 405-235-0992


         For NJRES:

         NJR Energy Services Company
         P.O. Box 1464
         Wall, NJ 07719
         Attention: Director - Energy Services

         FAX: 732-938-1071

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1 Agreement Binding on Successors. This Lease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party.

9.2 Headings. The headings in this Lease Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.


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9.3      Counterparts. This Lease Agreement may be executed in counterparts, all of which taken together shall constitute a single document.

9.4 Governing Law. This Lease Agreement has been negotiated and shall be consummated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

9.5 Regulatory Matters. This Lease Agreement shall be subject to all valid applicable federal, state and local laws and to the orders, rules and regulations of any duly constituted federal or state regulatory body or authority having jurisdiction. Should either party hereto, by force of any such law or regulation, be ordered or required to do any act inconsistent with the provisions of this Lease Agreement or prohibited from performing any act required under this Lease Agreement or should its performance under this Lease Agreement become commercially impracticable as a result of such law or regulation, then the parties shall negotiate in good faith to reform this Lease Agreement so as to give effect to the original intention of the parties. In the event that such reformation is not possible, then the affected party shall have the right to terminate this Lease Agreement upon 10 days' written notice to the other party, which notice shall be given within 30 days after the party giving notice becomes aware of the facts or circumstances giving rise to this right to terminate. If the right to terminate is not exercised by either party, then the Lease Agreement shall continue but shall be deemed modified to conform to the requirements of such law or regulation.

9.6 Entire Agreement. This Lease Agreement and the other documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by the party or parties against whom enforcement thereof is or could be sought.

9.7 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NJRES AND CNYOG HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS LEASE AGREEMENT.

9.8 This Lease Agreement is not intended to create a partnership, corporation, limited liability company or any other form of business entity or association between the parties.

9.9 Jurisdiction. Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of NJRES and eCORP Marketing hereby accepts for itself and in respect of

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         its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each of NJRES and eCORP Marketing irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of NJRES and eCORP Marketing at its notice address provided pursuant to Section 5. hereof. Each of NJRES of eCORP Marketing hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either party hereto or its designees to serve process in any other manner permitted by law.


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         IN WITNESS WHEREOF, this Lease Agreement has been executed by the parties as of the date first above written.

NJR ENERGY SERVICES COMPANY

By: _______________________________
Name: _____________________________
Title: ____________________________




CENTRAL NEW YORK OIL AND GAS COMPANY, LLC


By: _______________________________
Name: _____________________________
Title: ____________________________


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